Exhibit 4.3.1.3

                    [GMAC Commercial Credit LLC letterhead]

                                                                  March 29, 2002

Delta Mills, Inc.
100 Augusta Street
Greenville, SC  29601

Ladies/Gentlemen:

     Reference is made to the Revolving Credit and Security Agreement between us with an effective date of March 31, 2000, as supplemented and amended (the "Agreement").

     It is hereby agreed that, effective as of the date hereof, the Agreement shall be amended by deleting Section 6.9 thereof and substituting in its place and stead the following:

          "6.9  Minimum  Availability.  Not  permit,  at any time, the aggregate
                ---------------------
     amount of the Obligations to exceed the lesser of (i)(a) the Maximum Loan Amount less the aggregate undrawn amount of outstanding Letters of Credit or (b) the Formula Amount minus (ii) $12,500,000.00."

     Except as heretofore and hereby amended, the Agreement shall remain in full force and effect in accordance with its original terms.

     Please indicate your agreement to the foregoing by signing below and returning a copy of this letter to our offices.

                              Very truly yours,
                              GMAC COMMERCIAL CREDIT LLC

                              By:  /s/ J.M. Frangos
                                   Title:  E.V.P.

READ AND AGREED TO:

DELTA MILLS, INC.

By:  /s/ W.H. Hardman, Jr.
     Title:  Chief Financial Officer